UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 5, 2009

THE CHILDREN’S PLACE RETAIL STORES, INC.
(Exact Name of Registrants as Specified in Their Charters)

Delaware
(State or Other Jurisdiction of Incorporation)

0-23071	31-1241495
(Commission File Number)	(IRS Employer Identification No.)

915 Secaucus Road, Secaucus, New Jersey	07094
(Address of Principal Executive Offices)	(Zip Code)

(201) 558-2400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

tem 1.01	Entry Into Material Definitive Agreement.

On February 5, 2009, The Children's Place Retail Stores, Inc. (the "Company") and Charles K. Crovitz, the Company's Interim Chief Executive Officer, entered into an amendment (the "Amendment") to the Employment Agreement, dated as of September 26, 2007, between the Company and Mr. Crovitz, as amended (the "Existing Agreement").  A copy of the Existing Agreement was filed on April 2, 2008 with the Securities and Exchange Commission as Exhibit 10.55 to the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008.  A description of the Amendment is contained in Item 5.02 below, which is incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2009, the Company and Mr. Crovitz entered into the Amendment to, among other things, extend the end of the term of Mr. Crovitz's employment with the Company from February 2, 2009 to the earlier of (i) August 31, 2009 (which date may be extended until November 30, 2009, by written notice to Mr. Crovitz on or before July 31, 2009, of action taken by the Compensation Committee of the Company's Board of Directors (the “Board”)), and (ii) such other time as a permanent Chief Executive Officer of the Company has been appointed by the Board and commenced employment with the Company, unless sooner terminated in accordance with the provisions of the Employment Agreement, as amended by the Amendment (the "Amended Agreement").  Mr. Crovitz continues to be obligated under the Amended Agreement to serve as a consultant to the Company for a minimum period of two calendar months following termination of his employment (the "Consultant Period"), unless such termination is for "cause," as a result of his death or "disability," or without "good reason" (as such terms are defined in the Amended Agreement).  Pursuant to the Amendment, the term "good reason" was revised to include the appointment of any person, without Mr. Crovitz's written consent, to perform or share any material part of Mr. Crovitz' duties.

Pursuant to the Amendment, if Mr. Crovitz’s employment is terminated by the Company without cause, Mr. Crovitz terminates his employment with the Company for good reason or Mr. Crovitz’s employment is terminated in connection with, upon or following the expiration of the term, Mr. Crovitz shall be entitled to (i) the continuation of his base salary of $1 million, payable in accordance with the Company’s normal payroll practices for executives, for the remainder of the term, if any, (ii) payment of any performance bonus that has been earned but not yet paid for a completed fiscal year of the Company ended prior to the date of termination, and (iii) payment of a performance bonus for the fiscal year of the Company in which Mr. Crovitz’s termination date occurs in an amount equal to a pro-rated part of his target bonus of $1 million for the year of termination.  Payment to Mr. Crovitz of all such compensation is subject to execution by Mr. Crovitz of a general release.

In connection with the Amendment, Mr. Crovitz received under the Company's Amended and Restated 2005 Equity Incentive Plan, as amended (the "Plan"), an additional restricted stock award of 41,551 shares of the Company's common stock, which shall vest as to 1/36th of the restricted shares on the last day of each calendar month, commencing with February 2009, subject to the terms of a restricted stock award agreement.  Mr. Crovitz also received under the Plan an additional restricted stock award of 13,850 shares of the Company's common stock, which shall vest as to 7/36ths of the restricted shares immediately on September 1, 2009 and as to 1/36th of the restricted shares on the last day of each calendar month, commencing with September 2009, provided that the Company elects to extend Mr. Crovitz's employment beyond August 31, 2009 and subject to other terms of a restricted stock award agreement.  Under the Amended Agreement, Mr. Crovitz shall be afforded the opportunity, with respect to all shares covered by the awards granted to Mr. Crovitz pursuant to the Amended Agreement, to take whatever actions are necessary on a timely basis to receive the same consideration as other stockholders receive with respect to their shares in the event of a “change in control” of the Company (as such term is defined in the Plan).

Pursuant to the Amendment, from June 1, 2009, through the remainder of the term and the Consulting Period, the Company shall reimburse Mr. Crovitz for round-trip airfare for two individuals to Mr. Crovitz's permanent residence located in Massachusetts, on one occasion during each calendar week (which was increased from one occasion during each calendar month under the Existing Agreement).

The Amendment also provides that Mr. Crovitz shall be entitled to participate in the Company's annual management incentive bonus plan for the Company's 2009 fiscal year on the terms set forth in the Amended Agreement.

Other than as amended by the Amendment, the terms of the Existing Agreement remain unchanged.  The description of the Amendment set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2009.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2009
THE CHILDREN’S PLACE RETAIL STORES, INC.

By:	/s/ Susan J. Riley
Name:	Susan J. Riley
Title:	Vice President, Finance and Administration